EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
ANNOUNCES THE SALE OF CLIPPER EXXPRESS
     (Fort Smith, Arkansas, June 15, 2006) — Arkansas Best Corporation (Nasdaq: ABFS) announced today it has completed the sale of Clipper Exxpress, its intermodal transportation subsidiary, for approximately US$21 million in cash to Bluenose Holdings Inc., a division of Wheels Group, of Mississauga, Ontario Canada.
     Arkansas Best estimates that its net cash proceeds from the sale, after transaction costs and income taxes, will be approximately US$19 million. The company estimates that the sale will result in an after-tax gain of between $0.11 and $0.12 per share which will be recognized in the second quarter of 2006. The final purchase price is subject to adjustments based on the closing balance sheet as of June 14, 2006.
     Clipper’s results of operations and the gain on the sale will be reported as discontinued operations in Arkansas Best’s future financial filings.
     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a transportation holding company. Arkansas Best’s largest subsidiary, ABF Freight System, Inc. has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. For more information, please visit www.arkbest.com.
Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including but not limited to union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and non-union employee wages and benefits; actual costs of continuing investments in technology, the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.

Contact:	Ms. Judy R. McReynolds, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE